Exhibit 99.(a)(1)(D)

FORM OF COMMUNICATION TO ELIGIBLE PARTICIPANTS PARTICIPATING IN THE OFFER CONFIRMING RECEIPT OF ELECTION FORM

This email confirms our receipt of your Election Form, which sets forth your election to exchange one or more of your Eligible Options in the Entropic Communications, Inc. (the “Company” or “Entropic”) Offer to Exchange Certain Outstanding Options for Replacement Options, dated April 16, 2009 (the “Offer”).

Your election to exchange your Eligible Options may be withdrawn or changed at any time prior to expiration of the Offer, which is 5:00 p.m. (PT) on May 14, 2009 (the “Expiration Date”), unless the expiration of the Offer is extended. To withdraw your election you must complete and submit a Notice of Withdrawal Form in accordance with the instructions set forth in the Notice of Withdrawal. To change your election, you must complete and submit a new Election Form in accordance with the instructions set forth in the Election Form. Copies of the Offer Documents, as well as the Notice of Withdrawal and the Election Form, can be obtained on ENTRance, the Company’s intranet, at http://Entrance or by contacting Suzanne Zoumaras at suzy.zoumaras@entropic.com or stockadministration@entropic.com.

The submission of all Election Forms or Notice of Withdrawal forms must be made by the deadline noted above, or the Expiration Date if the expiration of the Offer is extended. We cannot accept late submissions.

Please note that our receipt of your Election Form and this confirmation e-mail are not, by themselves, a formal acceptance by the Company of the Eligible Options designated on your Election Form for exchange. The procedure for acceptance of Eligible Options for exchange is described in the documents setting forth the terms of the Offer previously made available to you. This notice also does not constitute an Offer to Exchange. The full terms of the Offer are described in the Schedule TO and accompanying documents which you may access on ENTRance or through the SEC website at www.sec.gov.

If you have any questions about the Offer, please contact the Company’s Stock Administration via e-mail at stockadministration@entropic.com or Suzanne Zoumaras at suzy.zoumaras@entropic.com.